Exhibit 99.1


FOR IMMEDIATE RELEASE

                                             January 31, 1997
                    Contact:  Howard Garfield, Sr. V.P. & CFO


EARNINGS ANNOUNCEMENT

          Perth Amboy, New Jersey (January 31, 1997)--
Mr. Joseph P. Gemmell, Chairman, President & C.E.O. of Bankers Corp. (NASDAQ:BKCO), the parent company of Bankers Savings, reported fully diluted earnings per share (EPS) of $.55 for the fourth quarter of 1996 compared with $.32 for the fourth quarter of 1995. Net income for the fourth quarter of 1996 was $7.0 million compared to $4.2 million for the fourth quarter of 1995. In 1995, the Company took a $1.0 million after tax loss on security sales coupled with a larger loss provision which resulted in an aggregate negative effect to net income of $2.0 million.
          Net income for the year 1996 was $24.3 million ($1.90
EPS) compared with $20.0 million ($1.51 EPS) for 1995 reflecting a 26% EPS increase. Normalized EPS would have reflected a 35% increase for 1996 when the one time $0.14 per share after tax charge for SAIF recapitalization is excluded.
          Book value per share at December 31, 1996 was $15.58 reflecting a 7.7% increase over $14.47 per share for the prior year. Stockholders' equity at December 31, 1996 totaled
$192.9 million representing a 7.84% GAAP capital ratio to assets totaling $2.5 billion. Deposits at December 31, 1996 totaled $1.6 billion. Non-performing assets (NPA's) decreased
$3.4 million for the year and now stand at $29.0 million or 1.2% of assets.
          Bankers Savings, the wholly owned subsidiary of Bankers Corp., provides banking services through its fifteen (15) offices located in three central Jersey counties.
BANKERS CORP.

              (In thousands, except per share data)
                           (unaudited)

CONSOLIDATED INCOME STATEMENT

                                Three months ended       Twelve months ended
                                12/31/96  12/31/95       12/31/96   12/31/95
Interest Income................. 42,546     33,945        153,105    129,265
Interest Expense................ 26,429     20,066         90,879     73,818
  Net Interest Income........... 16,117     13,879         62,226     55,447
Provision for Loan Losses.......    900      2,000          3,950      5,500
  Net After Provision........... 15,217     11,879         58,276     49,947
Other Income....................    540        618          2,115      2,376
  Other Expenses................  4,847      4,795         22,591     19,999
  Net Operating Income.......... 10,910      7,702         37,800     32,324
Gains (Losses) on Securities
  and Loans.....................     11     (1,640)            26     (1,637)
Income Tax Expense..............  3,964      1,840         13,501     10,683
  Net Income....................  6,957      4,222         24,325     20,004

Fully Diluted Average Shares
  Outstanding (in thousands).... 12,633     13,225         12,820     13,227
  Fully Diluted Earnings Per
    Share.......................  $0.55      $0.32          $1.90      $1.51
Cash Dividends Per Share
  Declared......................  $0.16      $0.14          $0.62      $0.52
FINANCIAL CONDITION DATA                       At December 31,
(Selected)                                 1996              1995
Total Assets..........................  $2,459,784        $1,901,915
Total Deposits, incl. mortgage
  escrow deposit......................   1,641,265         1,641,332
Total Loans, Net of Allowance.........   1,665,638         1,313,259
  Non-Performing Loans................      24,359            26,393
  Loan Loss Allowance.................       6,596             8,137
Other Real Estate Owned (OREO), Net...       4,662             6,057
Mortgage and Asset Backed Securities..     681,518           460,574
Securities and Short Term Investments.      60,142            66,831
  Total Stockholders' Equity..........     192,877           186,938
Stockholders' Equity to Assets........        7.84%             9.83%
Stockholders' Equity Per Share........      $15.58            $14.47
Shares Outstanding (in thousands).....      12,378            12,922

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